Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements on Form S-8 (File Nos. 333-101553, 333-107443 and 333-115506) pertaining to the 2002 Stock Incentive Plan, 2002 Employee Stock Purchase Plan, 2000 Stock Incentive Plan, Parthus Technologies 2000 Share Incentive Plan, Chicory Systems, Inc. 1999 Employee Stock Option /Stock Issuance Plan, and 2003 Director Stock Option Plan of CEVA Inc. (formerly ParthusCeva, Inc.) and its subsidiaries of our report dated January 21, 2003, with respect to the consolidated financial statements and financial statement schedule of CEVA, Inc. and its subsidiaries included in this Annual Report on Form 10-K for the year ended December 31, 2004.

/s/ KOST FORER GABBAY &KASSIERER

(formerly Kost Forerer & Gabbay)
A Member of Ernst & Young Global

Tel-Aviv, Israel

March 29, 2005